Exhibit 12.1

Ratio of Earnings to Fixed Charges

Amounts in Thousands (except ratios)

	Year Ended December 31,
	2007	2008	2009	2010	2011	Three Months Ended March 31, 2012
Earnings:
Pre-tax income from continuing operations	$173,886	$157,318	$150,634	$158,211	$158,057	$30,233
Less: Income(loss) from equity investees	1,230	1,414	1,113	1,226	269	(55)

Pre-tax income from continuing operations before adjustment for income from equity investees	172,656	155,904	149,521	156,985	157,788	30,288

Add:
Fixed charges	16,434	13,259	6,956	10,498	19,657	4,946

Distributions from equity investees	1,245	1,180	1,337	1,155	1,139	—

Total Earnings	$190,335	$170,343	$157,814	$168,638	$178,584	$35,234

Fixed Charges:

Interest expense and amortization of loan costs (1)	$14,816	$11,150	$4,693	$7,641	$16,849	$4,253

Rental expense interest component (2)	1,618	2,109	2,263	2,857	2,808	693

Total Fixed Charges	$16,434	$13,259	$6,956	$10,498	$19,657	$4,946

Ratio of Earnings to Fixed Charges	11.6	12.8	22.7	16.1	9.1	7.1

(1)	The Company records interest expense accrued on uncertain tax positions as a component of income taxes. The Company has excluded these costs from both the earnings and fixed charges calculation.
(2)	The Company utilized one-third of rental expenses relating to operating leases as the interest portion which it believes is a reasonable approximation of the interest factor.

Ratio of Earnings to Fixed Charges

Amounts in Thousands (except ratios)

	Year Ended December 31,
	2007	2008	2009	2010	2011	Three Months Ended March 31, 2012
Account #

927000 Interest Expense	14,496	10,879	4,474	6,979	15,187	3,843

927100 Interest expense -interco	(3)	11	(9)	—	—	—

927200 Interest expense - hedge	—	—	—	332	862	216

928300 Amortization - debt costs	65	21	—	21	64	16

928400 Amortization - Loan costs	258	239	228	309	736	178

Interest exp and amortization of Loan costs	14,816	11,150	4,693	7,641	16,849	4,253

795100 Cost of Captial	(523)	(218)	(279)	(961)	(3,910)	(1,136)

Interest Per P&L	14,293	10,932	4,414	6,680	12,939	3,117

	14,293	10,932	4,414	6,680	12,939	3,117

Variance	—	—	—	—	—	—

Ratio of Earnings to Fixed Charges

Amounts in Thousands (except ratios)

	Year Ended December 31,
	2007	2008	2009	2010	2011	Three Months Ended March 31, 2012

Rent expense under non-cancellable leases	4,588	5,954	6,614	8,444	8,369	2,078
Rent expense under month to month leases	52	156	94	53	59	—
Charter Plane expenses		—	65	—	—	—
Other rent expense	213	217	15	74	(5)	—

	4,853	6,327	6,788	8,571	8,423	2,078

1/3 interest portion	33.333%	33.333%	33.333%	33.333%	33.333%	33.333%

Interest expense	1,618	2,109	2,263	2,857	2,808	693